Exhibit 99.4

DFC GLOBAL CORP.

Corporate Governance Policy:    Director and Executive Officer Hedging Policy

Speculative Securities Transactions. In furtherance of aligning the interests between directors and stockholders and to avoid the appearance of disloyalty, the Board and the Company consider it inappropriate for any director or executive officer to enter into speculative transactions in the Company’s securities. Accordingly, directors and executive officers may not purchase or sell puts, calls, options or other derivative securities based on the Company’s securities, or other financial instruments designed to benefit from or hedge against any short-term changes in the market value of the Company’s common stock.

Hedging and Monetization Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps or exchange funds, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as other stockholders. In furtherance of aligning the interests between directors and executive officers, on the one hand, and stockholders, on the other hand, directors and executive officers are not permitted to enter into hedging or monetization transactions based on the Company’s securities that are (a) granted to directors and executive officers as part of their compensation, or (b) held, directly or indirectly, by directors and executive officers.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the stockholder’s consent if the stockholder fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the stockholder defaults on the loan. With respect to Company securities granted on or after July 1, 2013 as part of their compensation, directors and executive officers are prohibited from holding such securities in a margin account or pledging such securities as collateral for a loan. An exception to this prohibition may be granted where a director or executive officer wishes to pledge Company securities as collateral for a loan and can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. In this regard, any director or executive officer who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Human Resources and Compensation Committee of the Board at least two weeks prior to the proposed execution of the documents evidencing the proposed pledge. This does not include employee loans from the DFC Global Corp. Retirement Plan, as amended from time to time.